                                                            Exhibit 99.A.5

                 [LOGO OF MASSACHUSETTS MUTUAL APPEARS HERE]

                                Flexible Premium
                      Variable Whole Life Insurance Policy
--------------------------------------------------------------------------------
                Policy Number

                      Insured

         Selected Face Amount
--------------------------------------------------------------------------------

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words "we", "us" and "our" refer to Massachusetts Mutual Life Insurance Company.

     We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured's death is received at our Home Office. The terms of this policy are contained on this and the following pages.

     For service or information on this policy, contact the agent who sold the policy, any of our agency offices or our Home Office.

     YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within ten days after you receive it, or within 10 days after you receive the notice of right to withdraw, or within 45 days after the date of the Part 1 of the application for this policy, whichever is latest. It may be returned by delivering or mailing it to our Home Office, to any of our agency offices or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund any premium paid for it.

     Signed for Massachusetts Mutual Life Insurance Company.

     Sincerely yours,


                      [SIGNATURE APPEARS HERE]       [SIGNATURE APPEARS HERE]
                      President                      Secretary

This Policy provides that: Insurance is payable when the Insured dies.
                           Within specified limits, flexible premiums may be paid during the Insured's lifetime.
                           Annual dividends may be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.

The variable account value of the policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.

The fixed account value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

960-1C-8800

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

This is a variable whole life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values which depend on the investment performance of the Separate Account shown on the Schedule Page are not guaranteed as to dollar amount.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in the policy, any amount may be paid on any date before the death of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If there is not enough value to pay the monthly charges for a month, the policy will terminate at the end of 61 days. There is, however, a right to reinstate the policy.

There are other rights available while the Insured is living. These include:

     .  The right to assign this policy.
     .  The right to change the Owner or any Beneficiary.
     .  The right to surrender this policy.
     .  The right to make withdrawals.
     .  The right to make loans.
     .  The right to increase the Selected Face Amount.
     . The right to allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account.
     . The right to transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

The policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of the policy.

960-1C-8800

                               THE SCHEDULE PAGE

THIS PAGE SHOWS SPECIFIC INFORMATION ABOUT THIS POLICY AND IS REFERRED TO THROUGHOUT THE POLICY


               POLICY NUMBER                0 000 000

                     INSURED               JOHN A DOE

        SELECTED FACE AMOUNT               $ 100,0.00


ISSUE DATE       JAN 01 1988
POLICY DATE      JAN 01 1988
INSURED'S AGE ON POLICY DATE   35 MALE

-------------------------------------------------------------------------------

BASIC POLICY INFORMATION
------------------------

                                               SELECTED           MINIMUM
PLAN                                         FACE AMOUNT        FACE AMOUNT
----                                         -----------        -----------

FLEXIBLE PREMIUM VARIABLE                    $  100,000       SEE MINIMUM FACE
WHOLE LIFE                                                    AMOUNT PROVISION

PREMIUM INFORMATION     AS OF JAN 01 1988
-------------------

FIRST PREMIUM             $ 1,000.00
PLANNED ANNUAL PREMIUM    $ 1,000.00
PLANNED PREMIUM ON OTHER FREQUENCIES IS AS FOLLOWS:

     SEMIANNUAL               QUARTERLY
     ----------               ---------
     $   500.00               $  250.00

THE MAXIMUM LIMIT FOR PREMIUMS IN ANY POLICY YEAR Is $1310.00 IF PAYMENT OF A GREATER AMOUNT WOULD INCREASE THE AMOUNT OF INSURANCE WHICH REQUIRES A CHARGE.

-------------------------------------------------------------------------------

SEPARATE ACCOUNT INFORMATION
----------------------------

     THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS MASSACHUSETTS MUTUAL VARIABLE LIFE SEPARATE ACCOUNT l.

-------------------------------------------------------------------------------


OTHER INFORMATION
-----------------

     THIS IS A NONSMOKER'S POLICY.

     OWNER AND BENEFICIARY - SEE APPLICATION ATTACHED TO THIS POLICY



POLICY NO.  0 000 000

BASIS OF COMPUTATION - FOR MAXIMUM MONTHLY MORTALITY CHARGES, MINIMUM ANNUAL
--------------------
INTEREST RATE FOR WE GUARANTEED PRINCIPAL ACCOUNT AND MINIMUM CASH SURRENDER VALUES.

MORTALITY TABLE - COMMISSIONERS 1980 STANDARD ORDINARY NONSMOKER MORTALITY TABLE
                - MALE

INTEREST RATE - 4% PER YEAR

960-1C-8800

                   TABLE OF MAXIMUM MONTHLY MORTALITY CHARGES

THESE MAXIMUM MONTHLY MORTALITY CHARGES ARE FOR EACH $l,000 OF INSURANCE WHICH REQUIRES A CHARGE. THESE CHARGES, APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000, ISSUED ON JAN 01 1988.

POLICY YEAR       MAXIMUM MONTHLY        POLICY YEAR          MAXIMUM MONTHLY
 BEGINNING        MORTALITY CHARGE        BEGINNING           MORTALITY CHARGE
-----------       ----------------       -----------          ----------------

JAN 01 1988           0.14096            JAN 01 2023               2.94130
JAN 01 1989           0.14764            JAN 01 2024               3.31274
JAN 01 1990           0.15683            JAN 01 2025               3.63093
JAN 01 1991           0.16685            JAN 01 2026               4.05839
JAN 01 1992           0.17854            JAN 01 2027               4.54126

JAN 01 1993           0.19107            JAN 01 2028               5.06274
JAN 01 1994           0.20611            JAN 01 2029               5.62182
JAN 01 1995           0.22115            JAN 01 2030               6.21387
JAN 01 1996           0.23870            JAN 01 2031               6.83324
JAN 01 1997           0.25626            JAN 01 2032               7.49616

JAN 01 1998           0.27717            JAN 01 2033               8.22966
JAN 01 1999           0.29975            JAN 01 2034               9.05445
JAN 01 2000           0.32401            JAN 01 2035               9.99708
JAN 01 2001           0.34996            JAN 01 2036              11.07332
JAN 01 2002           0.37927            JAN 01 2037              12.26712

JAN 01 2003           0.41026            JAN 01 2038              13.55591
JAN 01 2004           0.44713            JAN 01 2039              14.91787
JAN 01 2005           0.48989            JAN 01 2040              16.34412
JAN 01 2006           0.53771            JAN 01 2041              17.80841
JAN 01 2007           0.59311            JAN 01 2042              19.33267

JAN 01 2008           0.65444            JAN 01 2043              20.94168
JAN 01 2009           0.72255            JAN 01 2044              22.66794
JAN 01 2010           0.79493            JAN 01 2045              24.57677
JAN 01 2011           0.87327            JAN 01 2046              26.76407
JAN 01 2012           0.96182            JAN 01 2047              29.63735

JAN 01 2013           1.06061            JAN 01 2048              33.93112
JAN 01 2014           1.17052            JAN 01 2049              41.27938
JAN 01 2015           1.29585            JAN 01 2050              56.04155
JAN 01 2016           1.43921            JAN 01 2051 AND LATER    83.33333
JAN 01 2017           1.60155

JAN 01 2018           1.78129
JAN 01 2019           1.97513
JAN 01 2020           2.18574
JAN 01 2021           2.41241
JAN 01 2022           2.66044

POLICY NO. 0 000 000

                    TABLE OF MINIMUM FACE AMOUNT PERCENTAGES

THE MINIMUM FACE AMOUNT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

POLICY YEAR         MINIMUM FACE          POLICY YEAR             MINIMUM FACE
 BEGINNING       AMOUNT PERCENTAGE         BEGINNING           AMOUNT PERCENTAGE
-----------      -----------------        ------------         -----------------

JAN 01 1988            452%               JAN 01 2023                 155%
JAN 01 1989            424%               JAN 01 2024                 152%
JAN 01 1990            410%               JAN 01 2025                 148%
JAN 01 1991            396%               JAN 01 2026                 145%
JAN 01 1992            383%               JAN 01 2027                 143%

JAN 01 1993            370%               JAN 01 2028                 140%
JAN 01 1994            358%               JAN 01 2029                 138%
JAN 01 1995            347%               JAN 01 2030                 135%
JAN 01 1996            335%               JAN 01 2031                 133%
JAN 01 1997            324%               JAN 01 2032                 131%

JAN 01 1998            314%               JAN 01 2033                 129%
JAN 01 1999            304%               JAN 01 2034                 127%
JAN 01 2000            294%               JAN 01 2035                 126%
JAN 01 2001            285%               JAN 01 2036                 124%
JAN 01 2002            276%               JAN 01 2037                 123%

JAN 01 2003            268%               JAN 01 2038                 121%
JAN 01 2004            259%               JAN 01 2039                 120%
JAN 01 2005            251%               JAN 01 2040                 119%
JAN 01 2006            244%               JAN 01 2041                 118%
JAN 01 2007            236%               JAN 01 2042                 117%

JAN 01 2008            229%               JAN 01 2043                 116%
JAN 01 2009            223%               JAN 01 2044                 115%
JAN 01 2010            216%               JAN 01 2045                 114%
JAN 01 2011            210%               JAN 01 2046                 112%
JAN 01 2012            204%               JAN 01 2047                 111%

JAN 01 2013            199%               JAN 01 2048                 110%
JAN 01 2014            193%               JAN 01 2049                 109%
JAN 01 2015            188%               JAN 01 2050                 107%
JAN 01 2016            183%               JAN 01 2051                 106%
JAN 01 2017            179%               JAN 01 2052                 104%

JAN 01 2018            174%               JAN 01 2053 AND LATER       100%
JAN 01 2019            170%
JAN 01 2020            166%
JAN 01 2021            162%
JAN 01 2022            158%

POLICY NO. 0 000 000

                           TABLE OF SURRENDER CHARGES

THE FOLLOWING CHARGES APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000 ISSUED ON JAN 1, 1988.

THE CHARGES ARE, THE SUM OF A AND B MULTIPLIED BY C.

            DATE                   A      +       B       x       C
            ----                   -              -               -

        JAN 01 1988             $500.00           B*              1
        JAN 01 1989              450.00           B               1
        JAN 01 1990              400.00           B               1
        JAN 01 1991              350.00           B               I
        JAN 01 1992              300.00           B               1

        JAN 01 1993              250.00           B               1
        JAN 01 1994              200.00           B               1
        JAN 01 1995              150.00           B               1
        JAN 01 1996              100.00           B               1
        JAN 01 1997               50.00           B               1

        JAN 01 1998                   0           B               1
        JAN 01 1999                   0           B             0.9
        JAN 01 2000                   0           B            0.75
        JAN 01 2001                   0           B            0.55
        JAN 01 2002                   0           B            0.30

        JAN 01 2003                   0           0               0

*WHERE B EQUALS:

24.5% OF TOTAL PREMIUMS PAID FROM 0 THROUGH $945.00; PLUS
 4.5% OF TOTAL PREMIUMS PAID FROM $945.01 THROUGH $1,890.00; PLUS
 3.5% OF TOTAL PREMIUMS PAID FROM $1,890.01 THROUGH $2,835.00.

SURRENDER CHARGES REDUCE UNIFORMLY EACH MONTH BETWEEN THE DATES SHOWN.


POLICY NO. 0 000 000

                TABLE OF MINIMUM ACCOUNT VALUES AFTER WITHDRAWAL

             FOR POLICY                      MINIMUM ACCOUNT VALUE
           YEAR BEGINNING                  REQUIRED AFTER WITHDRAWAL
           --------------                  -------------------------

             JAN 01 1988                              605.00
             JAN 01 1989                             1210.00
             JAN 01 1990                             1815.00
             JAN 01 1991                             2420.00
             JAN 01 1992                             3025.00

             JAN 01 1993                             3630.00
             JAN 01 1994                             4235.00
             JAN 01 1995                             4840.00
             JAN 01 1996                             5445.00
             JAN 01 1997                             6050.00

             JAN 01 1998                             6655.00
             JAN 01 1999                             7260.00
             JAN 01 2000                             7865.00
             JAN 01 2001                             8470.00
             JAN 01 2002                             9075.00

             JAN 01 2003                             9680.00
             JAN 01 2004                            10285.00
             JAN 01 2005                            10890.00
             JAN 01 2006                            11495.00
             JAN 01 2007                            12100.00

             JAN 01 2012 #                          15125.00

             JAN 01 2014 #                          16335.00

             JAN 01 2017 #                          18150.00

# ANNIVERSARIES NEAREST AGES 60, 62, AND 65

THESE MINIMUMS APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000 ISSUED ON JANUARY 1, 1988.

MINIMUM ACCOUNT VALUES FOR POLICY YEARS NOT SHOWN WILL BE FURNISHED ON REQUEST.


POLICY NO. 0 000 000

                                 Part l. The Basics Of This Policy

                                 In this Part we discuss some insurance concepts that are necessary to understand this policy.

The Parties Involved -           The Owner is the person who owns this policy,
Owner, Insured,                  as shown on our records.
Beneficiary, Irrevocable
Beneficiary                      The Insured is the person whose life this
                                 policy insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

                                 Example: You buy a policy that insures your own
                                          life and name yourself as Owner. In
                                          this case, you are both the Insured
                                          and Owner. If you buy a policy that
                                          insures your son and name yourself as
                                          Owner, then the Insured and Owner are
                                          different people.

                                 A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

                                 Example: Debbie is named as primary (first)
                                          Beneficiary. Anne and Scott are named
                                          as Beneficiaries in the secondary
                                          class. If Debbie is alive when the
                                          Insured dies, she receives the death
                                          benefit. But if Debbie is dead and
                                          Anne and Scott are alive when the
                                          Insured dies, Anne and Scott receive
                                          the death benefit.

                                 Any Beneficiary may be named an Irrevocable
                                 Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of certain other rights.

Dates - Policy Date,             The Policy Date is shown on the Schedule Page.
Policy Anniversary Date,         It is the starting point for determining Policy
Policy Year, Issue Date,         Anniversary Dates and Policy Years. The first
Monthly Calculation              Policy Anniversary Date is one year after the
Date, Valuation Date,            Policy Date. The period from the Policy Date to
Valuation Period,                the first Policy Anniversary Date, or from one
Register Date                    Policy Anniversary Date to the next, is called
                                 a Policy Year.

                                 Example: The Policy Date is June 10, 19X1. The
                                          first Policy Anniversary Date is June
                                          10, 19X2. The period from June 10,
                                          19X1 to June 10, 19X2 is a Policy
                                          Year.

                                 The Issue Date is also shown on the Schedule
                                 Page. It is the same as the Policy Date. The
                                 Issue Date is used to determine the start of the suicide and contestability periods. We discuss contestability below. See "Part 5. The Death Benefit" for a discussion of the suicide exclusion.

                                 The Monthly Calculation Date is the monthly date on which we deduct monthly charges for this policy. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

                                 A valuation date is any date on which the New York Stock Exchange (or its successor) is open for trading. A valuation period is the period of time from the end of one valuation date to the end of the next valuation date.

                                 The Register Date is the date on which the first net premium payment for this policy is allocated to the Separate Account or the Guaranteed Principal Account. It is the Valuation Date which is on, or next follows, the latest of:

                                      . The Policy Date; or

                                      . The date on which we receive a completed
                                        Part 1 of the application for this
                                        policy at our Home Office; or

                                      . The date on which we receive the first
                                        premium for this policy at our Home
                                        Office.

960-1C-8800

Policy A Legal Contract                 This policy is a legal contract between
                                        the Owner and us. The entire contract
                                        consists of the application and the
                                        policy, which includes any riders the
                                        policy has. We have issued this policy
                                        in return for the application and the
                                        payment of the first premium. Any
                                        changes or waiver of its terms must be
                                        in writing and signed by our Secretary
                                        or an Assistant Secretary to be
                                        effective.

Representations And                     We rely on all statements made by or for
Contestability                          the Insured in the application(s).
                                        Legally, those statements are considered to be representations and not warranties. We can contest the validity of this policy or any subsequent increases in the Selected Face Amount for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the application, or in a supplemental application to increase the Selected
                                        Face Amount, and a copy of the
                                        application must have been attached to
                                        this policy when issued, or made a part
                                        of the policy when changes in the
                                        Selected Face Amount become effective.

                                        Except for any increases in the Selected
                                        Face Amount, we must bring legal action
                                        to contest this policy within two years
                                        from its Issue Date. For any increase in the Selected Face Amount, we must bring legal action to contest that increase:

                                             . Within two years from the
                                               effective date of the increase
                                               (except for increases provided by
                                               any insurability protection type
                                               of rider this policy has).

                                             . Within two years from the Issue
                                               Date of the insurability
                                               protection type of rider, if the
                                               increase is provided by that
                                               rider.




Misstatement Of Age Or                  If the Insured's date of birth or sex as
Sex                                     given in the application is not correct,
                                        an adjustment will be made. If the
                                        adjustment is made when the Insured
                                        dies, the death benefit will reflect the amount provided by the most recent mortality charge according to the correct age and sex. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age and sex.

Meaning Of In Force                     "In force" means that the insurance
                                        provided by this policy has not
                                        terminated. This policy will be in force from its Issue Date or, if later, the date the first premium is paid.

                                        This policy will continue in force to
                                        the Insured's death if:

                                             . The account value less any policy
                                               debt is sufficient to cover the
                                               monthly charges due on each
                                               Monthly Calculation Date; and

                                             . Policy debt does not exceed the
                                               account value less any surrender
                                               charges that apply; and

                                             . This policy is not surrendered.

                                        The factors which can affect this
                                        policy's account value include:

                                             . The amount and timing of premium
                                               payments.

                                             . Any elected increases in the
                                               Selected Face Amount.

                                             . Any withdrawals or transfers of
                                               values.

                                             . Any changes in any riders.

                                             . Any outstanding policy debt.

                                             . The monthly charges deducted from
                                               the account value.

                                             . The interest earned on the fixed
                                               account value.

                                             . The net investment experience of
                                               the Separate Account for this
                                               policy.

960-1C-8800

                                             . Any dividends allocated to this
                                               policy.

                                        Each of these factors is discussed in
                                        detail elsewhere in this policy.

 Home Office                            Our Home Office is in Springfield,
                                        Massachusetts. The address is
                                        Massachusetts Mutual Life Insurance
                                        Company, Springfield, Massachusetts
                                        0llll.

                                        Part 2. Premium Payments

                                        Premiums are the payments that may be
                                        paid to us to increase the account value of this policy.

The First Premium                       The first premium for this policy is
                                        shown on the Schedule Page. This premium is due on the Policy Date. This policy will not be in force until the first premium has been paid.

Planned Premiums                        The planned annual premium for this
                                        policy is shown on the Schedule Page.
                                        Planned premiums on other frequencies
                                        are also shown on that page. The
                                        frequency of planned premiums for this
                                        policy is as elected in the application.
                                        This frequency may be changed by giving
                                        us advance written notice.

                                        We also provide a pre-authorized payment plan. This plan, and any other alternate premium plans we provide, are covered by the rules and rates we set.

                                        The payment of planned premiums on the
                                        frequency elected does not guarantee
                                        that this policy will continue in force.




Premium Flexibility                     After the first premium has been paid,
And Premium Notices                     there is no requirement that any amount
                                        of premium be paid on any date. Subject
                                        to the Right To Refund Premiums
                                        provision in this Part, while the policy is in force any amount of premium may be paid at any time before the death of the Insured. Each premium paid must be at least $10 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And
                                        Termination provision in Part 3.

                                        We will send premium notices for the
                                        planned premium according to the amount
                                        and frequency in effect. We will stop
                                        sending notices for the planned premium
                                        if no premium has been paid for l8
                                        consecutive months. However, if a
                                        premium is paid after that time, we will send notices for the planned premium again.

                                        We will also send notice of any premium
                                        needed to prevent termination of this
                                        policy.

                                        Notices will be sent only while this
                                        policy is in force.

Where To Pay Premiums                   All premiums are payable to us at our
                                        Home Office or at the place shown for
                                        payment on the premium notice. Upon
                                        request, a receipt signed by our
                                        Secretary or an Assistant Secretary will be given for any premium payment.

Right To Refund Premiums                We have the right to promptly refund any
                                        amount of premium paid if application of that premium to the account value would increase the amount of insurance which requires a charge.

                                        This right is limited to premiums paid
                                        in a Policy Year which exceed the
                                        maximum limit shown on the Schedule
                                        Page.

960-1C-8800

                                        Part 3. Accounts, Values, And Charges

                                        This policy provides that certain values
                                        (referred to as the variable account
                                        values) are based on the investment
                                        performance of the Separate Account and
                                        are not guaranteed as to dollar amount.
                                        This policy also provides that other
                                        values (referred to as the fixed account values) are based on the interest credited to the Guaranteed Principal Account. The account value of this policy is the variable account value plus the fixed account value. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the values and charges connected with them.



Net Premium                             Net premium is 92.5%% of each premium we
                                        receive.

Allocation Of Net                       Each net premium we receive will be
Premiums                                allocated among the Guaranteed Principal
                                        Account and the divisions of the
                                        Separate Account, as directed in the
                                        application. This allocation will remain in effect until changed by any later written election satisfactory to us and received at our Home Office. We will allocate the first net premium payment as of the Register Date.

The Separate Account                    The Separate Account shown on the
                                        Schedule Page is a separate investment
                                        account which we have established under
                                        Massachusetts law and is subject to the
                                        laws of the jurisdiction in which this
                                        policy was delivered. This Separate
                                        Account has four divisions. They are:

                                             . The Equity Division. Amounts
                                               credited to this division are
                                               invested in shares of MML Equity
                                               Fund, or its successor. This Fund
                                               invests primarily in common
                                               stocks and other equity
                                               securities.

                                             . The Money Market Division.
                                               Amounts credited to this division
                                               are invested in shares of MML
                                               Money Market Fund, or its
                                               successor. This Fund invests
                                               primarily in short-term debt
                                               instruments.

                                             . The Managed Bond Division.
                                               Amounts credited to this division
                                               are invested in shares of MML
                                               Managed Bond Fund, or its
                                               successor. This Fund invests
                                               primarily in fixed-income
                                               securities.

                                             . The Blend Division. Amounts
                                               credited to this division are
                                               invested in shares of MML Blend
                                               Fund, or its successor. This Fund
                                               may invest in: common stocks and
                                               other equity securities; money
                                               market instruments and other debt
                                               securities with maturities
                                               generally not exceeding one year;
                                               and bonds and other debt
                                               securities with maturities
                                               generally exceeding one year.

                                        The values of the assets in the
                                        divisions are variable and are not
                                        guaranteed. They depend on the
                                        investment results of the Separate
                                        Account shown on the Schedule Page.

                                        We own the assets of the Separate
                                        Account. Those assets will only be used
                                        to support variable life insurance
                                        policies. A portion of the assets, equal to the reserves and other liabilities of the Separate Account, will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets, which exceed the reserves and other liabilities of the Separate Account, to our general account. Income, gains and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains or losses.



Changes In The Separate Account         We have the right to establish
                                        additional divisions of the Separate
                                        Account from time to time. Amounts
                                        credited to any additional divisions
                                        established would be invested in shares
                                        of other Funds. For any division, we
                                        have the right to substitute new Funds.

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

                                        We have the right to change the
                                        investment policy of any division of the Separate Account with the approval of the Massachusetts Insurance
                                        Commissioner. If required, the process
                                        for obtaining approval of a material
                                        change from the Massachusetts Insurance
                                        Commissioner will be filed with the
                                        insurance supervisory official of the
                                        state where this policy is delivered.
                                        Any change in the plan of operations for the Separate Account will be approved by the New York Superintendent of Insurance before it becomes effective. We will notify the Owner if the Massachusetts Insurance Commissioner approves any material change.

                                        We have the right to operate the
                                        Separate Account as a unit investment
                                        trust under the Investment Company Act
                                        of 1940 or in any other form permitted
                                        by law.

                                        The variable account value of this
                                        policy may be transferred to the
                                        Guaranteed Principal Account at any
                                        time.

Accumulation Units                      Accumulation units are used to measure
                                        the variable account value of this
                                        policy. The value of a unit is
                                        determined at the time set by us on each valuation date for valuation of the Separate Account. The value of any unit can vary from valuation date to valuation date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.


Purchase Of                             The amount of each net premium we
Accumulation Units                      receive for this policy for allocation
                                        to each division of the Separate Account will be applied to purchase accumulation units for this policy in that division.

                                        Accumulation units will be purchased in
                                        any division of the Separate Account at
                                        the time set by us on the valuation date which is on or next follows the date the premium is received by us, but not earlier than the Register Date. However, if any premium is received other than by mail at our Home Office after the time set for valuation of the Separate Account, that premium will be deemed to have been received on the next day. Accumulation units will be purchased with the net premium at the unit value on the date of purchase. The number of units purchased will be the amount applied divided by the accumulation unit value on the date of purchase.

                                        Example: The amount applied is $550. The
                                                 date of purchase is June 10,
                                                 19X4. The accumulation unit
                                                 value on that date is $10. The
                                                 number of units purchased would
                                                 be 55. ($550 divided by $10 =
                                                 55). If, instead, the unit
                                                 value was $11, then the amount
                                                 applied would purchase 50
                                                 units. ($550 divided by $11 =
                                                 50).



Variable Account Value                  The variable account value of this
Of Policy                               policy reflects:

                                             . The net premiums which are
                                               allocated for this policy to the
                                               Separate Account;

                                             . Any amounts transferred into the
                                               Separate Account for this policy
                                               from the Guaranteed Principal
                                               Account;

                                             . Any transfers and withdrawals
                                               from the Separate Account for
                                               this policy;

                                             . Any monthly charges deducted from
                                               the Separate Account for this
                                               policy; and

                                             . The net investment experience of
                                               the Separate Account for this
                                               policy.

                                        Net premiums, transfers, withdrawals,
                                        and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units. Net premiums and monthly deductions are discussed in this
                                        Part 3. Transfers and withdrawals are
                                        discussed in Part 4.

                                        The value of this policy's accumulation
                                        units in a division of the Separate
                                        Account is equal to the accumulation
                                        unit value in that division on the date
                                        the value is determined, multiplied by
                                        the number of those units in that
                                        division. How accumulation unit values
                                        are determined is discussed in "Part 7.
                                        Notes On Our Computations."

                                        The variable account value of this
                                        policy on any date is the total of the
                                        values of this policy's accumulation
                                        units in each division of the Separate
                                        Account.

                                     -10-

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

                                     -11-


The Guaranteed Principal Account

         The Guaranteed Principal Account is part of our general account. It has no connection with, and does not depend on, the investment performance of the Separate Account.

         We have the right to establish additional guaranteed principal accounts from time to time.

Fixed Account Value Of Policy

         The fixed account value of this policy is the accumulation at interest of:

                . The net premiums which are allocated for this policy to the
                  Guaranteed Principal Account; plus

                . Any amounts transferred into the Guaranteed Principal Account for this policy from the Separate Account; less

                . Any transfers and withdrawals from the Guaranteed Principal
                  Account for this policy; and less

                . Any monthly charges deducted from the Guaranteed Principal
                  Account for this policy.

Interest On Fixed Account Value

         The fixed account value of this policy earns interest at a rate not less than the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page. Interest is credited daily to and including the date the fixed account value is determined.

         For any fixed account value in excess of an amount equal to any policy loan, the interest rate we use will be the daily equivalent of the greater of:

                . The minimum annual rate; or

                . An alternate annual rate established by us.

         This alternate annual rate will not be less than the following rate:


                . The Treasury Bill Index (as discussed below); reduced by

                . Any tax charge which reflects the policy's share of our
                  federal income tax liability.


         On the 15th day of March, June, September and December, we determine the Treasury Bill Index to be effective during the period beginning on the first day of the next calendar quarter and ending on the last day of that quarter. The index is equal to the arithmetic average of the discount rates established at the regular weekly auctions of 91-day United States Treasury Bills. Auctions occurring during the period beginning with the 16th day of the last month of the preceding calendar quarter and ending with the 15th day of the last month of the current calendar quarter are used to determine the average.


         Example: On March 15, 19X2 we determine that the Treasury Bill Index for the period December 16, 19X1 through March 15, 19X2 is 10.5%. We reduce the index by a tax charge of .5%. The alternate annual rate for the calendar quarter beginning April 1, 19X2 and ending June 30, 19X2 will not be less than 10%.


         If the regular auction program for 91-day Treasury Bills is discontinued, we will, with the approval of the insurance supervisory official of the state where this policy was delivered, use a comparable index.

         For any fixed account value equal to policy loan, the interest rate we use will be the daily equivalent of the greater of:

                . The minimum annual rate; or

                . The annual loan interest rate in effect on the previous
                  Monthly Calculation Date less not more than 2%%.

Account Value Of Policy

         The account value of this policy on any date is the variable account value plus the fixed account value, both determined as of that date.

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

Monthly Charges

         Charges will be deducted from the account value of this policy. The charges are due on each Monthly Calculation Date.

         The charges will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). Deductions will be made, and values will be determined, on the valuation date which is on, or next follows, the latest of:

                . The Register Date; or

                . The date the deduction is due; or

                . The date we receive the amount of premium needed to prevent termination in accordance with the Grace Period And Termination provision in this Part.

         Deductions from the Separate Account are made by selling accumulation units at their value on the date determined above.

         We assess monthly charges of three types:

         1. Administrative Charge. The amount of this charge will be determined by us. However, it will not be greater than a maximum determined as follows.

         We determine the ratio of (1) the Consumer Price Index for September of the calender year preceding the date the charge is due to (2) the Consumer Price Index for September, 1985. This ratio is multiplied by $5.00. The result of this multiplication is the maximum administrative charge. In no case, however, will the charge exceed $8.00 per month.

         The Consumer Price Index we use in this calculation is the Consumer Price Index for all Urban Consumers (U.S. city average - all items) published by the U.S. Department of Labor. If this Index is no longer published or is changed, we can, with the approval of the Superintendent of Insurance for the State of New York, use another index. The new index will be one that, in our judgement, is most comparable to the index we were using. Then, the Consumer Price Index will mean the new index.

         2. Mortality Charge. The maximum monthly mortality charges for each $1,000 of insurance which requires a charge are shown in the Table(s) Of Maximum Monthly Mortality Charges. There is one table for the original Selected Face Amount and any increases that have the same maximum charges as shown in the table. If any increase in the Selected Face Amount has different maximum charges because it is in a different underwriting classification, those charges will be shown in the table which applies to that increase. If there is more than one table, the maximum charges in the most recent table will apply to the amount of insurance which requires a charge, up to the amount to which that table applies. Maximum charges for any insurance in excess of that amount will be those shown in the next most recent table(s), up to the amount of each table, using the most recent table first.

         We have the right to charge less than the maximum charges shown in the table(s). Any change in these charges will apply to all individuals who are in the same class as the Insured. These charges may differ depending on whether or not this policy is in a tax-qualified pension or profit sharing plan.

         The amount of insurance which requires a charge is determined as follows. This computation is made as of the date the charge is due. All amounts are computed as of that date.

         a. We compute the account value after all additions and deductions other than the deduction of the mortality charge.

960-1C-8800

         b. We determine the greater of the Selected Face Amount in effect or the Minimum Face Amount in effect (as discussed in Part 5). The Minimum Face Amount used here is based on the account value computed in (a) above.

         c. We divide the amount of benefit determined in (b) above by 1 plus the monthly equivalent (expressed as a decimal fraction) of the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page.

         d. We subtract the account value, as computed in (a) above, from the amount determined in (c) above. The result is the amount of insurance which requires a charge.

         3. Rider Charge. The monthly charges for any rider are shown in a table of charges for that rider.

Grace Period And Termination

         If the account value less any policy debt is not enough to cover the monthly charges due on a Monthly Calculation Date, we allow a grace period for payment of the amount of premium needed to increase the account value so that the monthly deduction can be made. This grace period begins on the date the deduction is due. It ends 61 days from that date or, if later, 30 days after we have mailed a written notice to the Owner at the last known address shown on our records. This notice will state the amount needed to increase the account value to cover the charges.

         During the grace period, the policy will continue in force. The policy will terminate if we do not receive payment of the required amount by the end of the grace period.


         Part 4. Life Benefits

         A life insurance policy provides a death benefit if the Insured dies while the policy is in force. There are also rights and benefits that are available before the Insured dies. These "Life Benefits" are discussed in this Part.

         Policy Ownership

Rights Of Owner

         While the Insured is living, the Owner may exercise all rights given by this policy or allowed by us. These rights include assigning this policy, changing Beneficiaries, changing ownership, enjoying all policy benefits and exercising all policy options.

         The consent of any Irrevocable Beneficiary is needed to exercise any policy right except the right to:

                . Change the frequency of planned premiums.

                . Change the premium payment plan.

                . Reinstate this policy after termination.

Assigning This Policy

         This policy may be assigned. But for any assignment to be binding on us, we must receive a signed copy of it at our Home Office. We will not be responsible for the validity of any assignment.

960-1C-8800

         Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. See "Borrowing On This Policy" in this Part for a discussion of policy debt.

Changing The Owner Or Beneficiary

         The Owner or any Beneficiary may be changed during the Insured's lifetime. We do not limit the number of changes that may be made. To make a change, a written request, satisfactory to us, must be received at our Home Office. The change will take effect as of the date the request is signed, even if the Insured dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values

         Transfers of values may be made upon written direction satisfactory to us received at our Home Office. These transfers are:

                . Transfers of values between divisions of the Separate Account.
                  These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to purchase units in any other division.

                . Transfers of values from one or more divisions of the Separate
                  Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to the Guaranteed Principal Account.

                . Transfers of values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

         Unit values will be determined as of the valuation date which is on or next follows the date the written direction is received at our Home Office.

Limitations On Transfers

         Up to four transfers will be allowed in any one Policy Year. However, only one of these four transfers may be made out of the Guaranteed Principal Account to the Separate Account. Furthermore, any transfer out of the Guaranteed Principal Account cannot be more than 25% of the fixed account value of this policy on the date the transfer is made. However, all values may be transferred to the Guaranteed Principal Account at anytime, regardless of the number of transfers previously made.

         These limitations do not apply to transfers resulting from a policy loan.

         All transfers made on one Valuation Date will be considered one transfer.

         This Policy's Share In Dividends

Policy Is Participating

         "Participating" means this policy may share in any dividends we pay.

         Each year we determine how much money can be paid as dividends. This is called divisible surplus. We then determine how much of this divisible surplus is to be allocated to this policy. This determination is based on this policy's contribution to divisible surplus. Since we do not expect this policy to contribute to divisible surplus, we do not expect that any of that surplus will be available for allocation to this policy.

         If any dividends are allocated to this policy, they will be payable on Policy Anniversary Dates.

How Dividends May be Used

         Dividends may be used in a number of ways. These are called dividend options. A dividend option may be elected in the application. It may be changed at a later time. Although we do not expect that any dividends will be payable on this policy, there are four basic dividend options.

                Cash - Dividends will be paid in cash.

960-1C-8800

                Dividend Accumulations - Dividends will be added to the account value. Dividends will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account as directed for net premiums.

                Paid-Up Additions - Dividends will be used to buy additional level paid-up insurance.

                Reduce Monthly Deductions - Dividends will be used to reduce the monthly deductions we make from the account value to pay the monthly charges.


         Dividends will be applied as Paid-Up Additions if no option is in effect.

Dividend After Death

         If the Insured dies after the first Policy Year, the death benefit will include a pro rata share of any dividend allocated to the policy for the year death occurs.

         Surrendering This Policy And Making Withdrawals

Right To Surrender

         This policy may be surrendered for its cash surrender value at any time while the Insured is living. Surrender will be effective on the date we receive this policy and a written surrender request, satisfactory to us, at our Home Office. A later effective date may be elected in the surrender request.

Cash Surrender Value

         The cash surrender value is equal to the account value less any surrender charges that apply and less any policy debt. The surrender charge for this policy is the sum of the surrender charges for the original Selected Face Amount and all increases in Selected Face Amount. These charges are shown in the Table(s) Of Surrender Charges. There are separate tables of surrender charges for any increase(s) in the Selected Face Amount.

Making Withdrawals

         While the Insured is living, withdrawals may be made on any Monthly Calculation Date after six months from the Policy Date. The request for a withdrawal must be written and satisfactory to us. It must state the Account (or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or divisions) from which the withdrawal will be made.

         Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the withdrawal including any withdrawal charge that applies to that withdrawal. Withdrawals from a division (or divisions) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the withdrawal including any withdrawal charge that applies to that withdrawal. Each withdrawal will be subject to the limits set forth below.

                . The minimum amount of a withdrawal (before deducting the withdrawal charge) is $l00.

                . A withdrawal charge of 2% of the withdrawal, but not more than $25, will be deducted from the amount of the withdrawal. The charges shown in the Table Of Surrender Charges do not apply to any withdrawal.

                . The account value remaining after a withdrawal must be at least equal to the amount shown in the Table Of Minimum Account Values After Withdrawal.

                . The maximum amount of a withdrawal is the cash surrender value of this policy.

         The Selected Face Amount will be automatically reduced by the amount of any withdrawal. However, the surrender charges for this policy will not be reduced as the result of this reduction in the Selected Face Amount.

         Example: You have a Selected Face Amount of $50,000 and an account value of $20,000. You make a withdrawal of $5,000. The account value will be reduced to $15,000 and the Selected Face Amount will be reduced to $45,000.

960-1C-8800

How We Pay           Any withdrawal made will be paid in one sum. However, if
                     the entire policy is surrendered, the cash surrender value may be paid in one sum, or it may be applied under any payment option elected. See "Part 5. Payment Options".

                     We may delay paying any surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date the request is received at our Home Office.

                     We may delay paying any surrender or withdrawal value from the Separate Account during any period that:

                           . The New York Stock Exchange is closed, except for
                             normal weekend or holiday closings, or trading is restricted; or

                           . The Securities and Exchange Commission determines
                             that a state of emergency exists.

                     We will add interest to the surrender or withdrawal value payment if:

                           . The payment is delayed for more than ten working
                             days from the effective date of surrender or withdrawal; and

                           . The reason for the delay is other than a reason
                             stated in the third paragraph of this provision;
                             and

                           . The amount of such interest is at least $25.

                     If interest is added, the amount of interest will be the same as would be paid under Option D for the same period of time. See "Part 5. Payment Options" for a description of Option D.

                     Borrowing On This Policy

Right To Make Loans  After the first Policy Year, loans can be made on this policy at any time while the Insured is living. However, the policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as "policy debt".

Effect Of Loan       A loan is attributed to each division of the Separate
                     Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account
                     (excluding any outstanding policy loans) at the time of the loan. The amount of the loan attributed to each division of the Separate Account will be transferred to the Guaranteed
                     Principal Account. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the Guaranteed Principal Account on the date the loan is made. Any interest added to the loan will be treated as a new loan under this provision.

                     The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account, and will earn interest as described in the Interest On Fixed Account Value provision.

Maximum Loan         The maximum amount that can be borrowed on any date is
Available            determined as follows.

                     1. We subtract from the account value any surrender charges that would apply if the policy were surrendered on that date.

                     2. We calculate 90%% of the amount determined in (1) above.

                     3. We subtract any policy debt from the amount determined
                        in (2) above. The amount that results from this subtraction is the maximum amount that can be borrowed.

Interest The interest rate on any loan is 6% per year. Interest is not due in advance. This interest accrues (builds up) each day and becomes part of the policy debt as it accrues.

                     Interest is due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

960-1C-8800

                     Example: You have a loan of $1,000. The interest due on the
                              Policy Anniversary Date is $60. If it is not paid on that date, we will add it to the existing loan. The loan will then be $1,060 and interest will be charged on this amount from then on.

Policy Debt Limit    Policy debt (including accrued interest) may not equal or
                     exceed the account value less any surrender charges that apply. If this limit is reached, we can terminate this policy. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses. This notice will state an amount that will bring the policy debt back within the limit. If we do not receive payment within 31 days after the date we mailed the notice, the account value will be reduced by any surrender charges that apply and this policy will terminate at the end of those 31 days.

Repayment Of Policy  All or part of any policy debt may be repaid at any time
Debt while the Insured is living. However, policy debt can only be repaid while this policy is in force.

                     Any repayment of policy debt will be attributed to the Guaranteed Principal Account. Repayments will not result in the transfer of values from the Guaranteed Principal Account to the divisions of the Separate Account.

Other Borrowing      We may delay the granting of any loan attributable to the
Rules                Guaranteed Principal Account for up to six months.

                     We may delay the granting of any loan attributable to the Separate Account during any period that:

                           . The New York Stock Exchange is closed, except for
                             normal weekend or holiday closings, or trading is restricted; or

                           . The Securities and Exchange Commission determines
                             that a state of emergency exists.

                     Reinstating This Policy

When Reinstatement   After this policy has terminated, it may be reinstated -
Can Be Made          that is, put back in force. However, the policy cannot be
                     reinstated if it has been surrendered for its cash surrender value. Reinstatement must be made within 5 years after the date of termination and during the Insured's lifetime.

Requirements To      Evidence of insurability satisfactory to us is required to
Reinstate            reinstate. A premium is also required as a cost to
                     reinstate. That premium must be no less than the amount necessary to produce an account value equal to three times the monthly charges due on the Monthly Calculation Date which is on, or next follows, the date of reinstatement.

                     Right To Increase Selected Face Amount

Increases In The     While this policy is in force, the Selected Face Amount may
Selected Face Amount be increased upon written application. Except for any increase elected under an insurability protection type of rider, evidence of insurability, satisfactory to us, is required for each increase. Any increase must be for at least $15,000, except we may adopt rules which establish a lower minimum.

                     Any increase elected under any insurability protection type of rider will be effective as directed in that rider. Any other increase in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the date we approve the application.

                     Mortality charges for each increase elected are determined and deducted from the account value of this policy in accordance with the Monthly Charges provision. These charges will be deducted from the account value beginning on the effective date of the increase. Additional surrender charges will apply for each increase elected.

960-1C-8800

                     You have a "right to return" any increase in Selected Face Amount as set forth for a new policy on the cover of this policy. However, this right applies only to the increase and to any premiums paid on or after the date of the application for that increase.

Limitations On       No increase in the Selected Face Amount can be elected:
Increases
                           . Within six months after the Policy Date; or . Within six months after any previous increase; or . After the Policy Anniversary Date nearest the
                             Insured's 82nd birthday.

                     The limitations on increases in the Selected Face Amount do not apply to any increase which is elected in accordance with any insurability protection type of rider this policy has.

Evidence Of          If the Selected Face Amount is increased we will send a
Increases            copy of the application for the increase and an amended
                     Schedule Page reflecting that increase. We will also send any Tables pages that may be required. However, we have the right to require that the policy be sent to us so that the increase can be made.

                     Reports To Owner

Annual Report        Each year within 30 days after the Policy Anniversary Date we will mail a report to the Owner. There will be no charge for this report. This report will show the account value at the beginning of the previous Policy Year and all premiums paid since that time. It will also show the additions to, and deductions from, the account value during that Year, and the account value, death benefit, cash surrender value, and policy debt as of the current Policy Anniversary Date.

                     This report will also include any additional information required by applicable law or regulation.

Illustrative Report  In addition to the periodic reports, we will, upon request, send an illustrative report of projected values to the Owner. We will not charge a fee for providing an illustrative report on an annual basis. However, if the Owner requests illustrative reports more frequently, we may charge a reasonable fee, but only for those additional reports.

                     Part  5.   The Death Benefit

                     The death benefit is the amount of money we will pay when we receive due proof at our Home Office that the Insured died while the policy was in force. We discuss the death benefit in this Part.

Death Benefit        If the Insured dies while this policy is in force, the
                     death benefit is the greater of:

                           . The Selected Face Amount in effect on the date of
                             death; or
                           . The Minimum Face Amount in effect on the date of
                             death;

                     with the following additions and deductions.

                     We add that part of any monthly deduction which applies to a period beyond the date of death. We deduct any policy debt outstanding on the date of death. We also deduct any unpaid monthly charges to the date of death.

                     The Selected Face Amount is shown on the Schedule Page. The Minimum Face Amount is discussed in the provision which follows.

960-1C-8800

Minimum Face Amount  In order to qualify as life insurance under the federal tax laws in effect on the Issue Date, this policy has a Minimum Face Amount. The Minimum Face Amount on any date is a percentage of the account value on that date. The percentage for each Policy Year is shown in the Table Of Minimum Face Amount Percentages in this policy.

                     Example: The Minimum Face Amount is determined on June 10,
                              19X1. The account value on that date is $50,000. The last Policy Anniversary Date was May 2, 19X1. If the applicable Minimum Face Amount Percentage for the Policy Year beginning May 2, 19X1 is 260%, then the Minimum Face Amount is 260% of $50,000, or $130,000.

When We Pay          The death benefit will be paid within seven days of the
                     date we receive due proof of the Insured's death, and any other requirements necessary for us to make payment, at our Home Office. However, we may delay payment of the death benefit during any period that:

                           . The New York Stock Exchange is closed, except for
                             normal weekend or holiday closings, or trading is restricted; or

                           . The Securities and Exchange Commission determines
                             that a state of emergency exists.

Interest On Death    If the death benefit is paid in one sum, we will add
Benefit              interest from the date of death to the date of payment. The amount of interest will be the same as would be paid under Option D of the payment options for that period of time.
                     See "Part 5. Payment Options" for a description of Option
                     D.

                     If the death benefit is applied under a payment option, interest will be paid from the date of death to the effective date of that option. It will be paid in one sum to the Beneficiary living on that effective date. The amount of interest will be the same as would be paid under Option D for that period of time.

Suicide Exclusion    Except for any increases in the Selected Face Amount, we
                     will pay a limited death benefit if the Insured commits suicide within two years from the Issue Date and while this policy is in force. The limited death benefit will be the amount of premiums paid for this policy, less any policy debt.

                     For any increases in the Selected Face Amount, we will pay a limited death benefit if the Insured commits suicide within two years from the effective date of the increase and while it is in force. The limited death benefit will be the monthly deductions made for that increase. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase.

                     Any limited death benefit will be paid in one sum to the Beneficiary.

                     Part 6. Payment Options

                     These are Optional Methods Of Settlement. They provide alternate ways in which payment can be made.

Availability Of      All or part of the death benefit or cash surrender value
Options              may be applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts      If the amount to be applied under any option for any one
                     person is less than $2,000, we may pay that amount in one sum instead. If the payments under any option come to less than $20 each, we have the right to make payments at less frequent intervals.

960-1C-8800

Description Of       Our payment options are described below. Any other payment
Options              option agreed to by us may be elected. The payment options are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead.
                     The amount of these payments will be determined in a way which is consistent with monthly payments and will be quoted on request.

                     If the Schedule Page shows that this policy was issued on a unisex rate basis, the female rates shown in the Option C, E and F Tables apply in all cases. The male rates in those tables do not apply to unisex rate policies.

 Option A Fixed Amount Payment Option. Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B Fixed Time Payment Option. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due. The rate of any payment will not be less than shown in the Option B Table.


                                    Option B Table

             Minimum Monthly Payment Rates For Each $1,000 Applied


                             Monthly                     Monthly
                Years        Payment        Years        Payment

                  1           $84.47          16          $6.53
                  2            42.86          17           6.23
                  3            28.99          18           5.96
                  4            22.06          19           5.73
                  5            17.91          20           5.51

                  6            15.14          21           5.32
                  7            13.16          22           5.15
                  8            11.68          23           4.99
                  9            10.53          24           4.84
                 10             9.61          25           4.71

                 11             8.86          26           4.59
                 12             8.24          27           4.47
                 13             7.71          28           4.37
                 14             7.26          29           4.27
                 15             6.87          30           4.18

For quarterly payment, multiply by 2.993. For semiannual payment, multiply by
5.963. For annual payment, multiply by 11.839.

960-1C-8800

Option C Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

              (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

              (2) Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later.

              (3) Payments guaranteed for 5, 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

              The Option C Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.



--------------------------------------------------------------------------------

                                 Option C Table

             Minimum Monthly Payment Rates For Each $1,000 Applied


                    Payments                 Payments Guaranteed For
   Age*             For Life          Amount        5        10        20
Male Female           Only            Applied     Years     Years     Years

 35    40            $3.30             $3.25      $3.29     $3.28     $3.27
 40    45             3.47              3.41       3.46      3.45      3.43
 45    50             3.69              3.60       3.68      3.67      3.62
 50    55             3.96              3.83       3.95      3.93      3.85
 55    60             4.31              4.13       4.30      4.27      4.14

 60    65             4.77              4.49       4.75      4.70      4.44
 65    70             5.41              4.96       5.38      5.26      4.77
 70    75             6.30              5.56       6.21      5.96      5.07
 75    80             7.50              6.31       7.30      6.77      5.30
 80    85             9.16              7.29       8.72      7.64      5.43

 85                  11.48              8.54      10.46      8.44      5.49

* Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

960-1C-8800

 Option D Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will be not less than the equivalent of 3% per year.

 Option E Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

                 (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

                 (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

                 The Option E Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.


--------------------------------------------------------------------------------

                                Option E Table

             Minimum Monthly Payment Rates For Each $1,000 Applied

                          Payments For Two Lives Only

                M50         M55         M60         M65         M70        M75
    Age*        F55         F60         F65         F70         F75        F80
M        F
50       55    $3.53       $3.64       $3.72       $3.80       $3.85      $3.89
55       60     3.64        3.78        3.91        4.03        4.12       4.18
60       65     3.72        3.91        4.10        4.27        4.42       4.54
65       70     3.80        4.03        4.27        4.52        4.76       4.97
70       75     3.85        4.12        4.42        4.76        5.11       5.44
75       80     3.89        4.18        4.54        4.97        5.44       5.92
80       85     3.91        4.23        4.63        5.12        5.71       6.36

                       Payments Guaranteed For 10 Years

    Age*
M        F
50       55    $3.52       $3.63       $3.71       $3.79       $3.84      $3.88
55       60     3.63        3.77        3.90        4.02        4.11       4.17
60       65     3.71        3.90        4.09        4.26        4.41       4.53
65       70     3.79        4.02        4.26        4.51        4.75       4.94
70       75     3.84        4.11        4.41        4.75        5.08       5.38
75       80     3.88        4.17        4.53        4.94        5.38       5.82
80       85     3.90        4.22        4.61        5.08        5.62       6.19

* Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

960-1C-8800

 Option F             Joint Lifetime Payment Option With Reduced Payments.
                      Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other. Payments stop when both persons have died.

                      The Option F Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.


--------------------------------------------------------------------------------
                                 Option F Table

             Minimum Monthly Payment Rates For Each $1,000 Applied

                  M50        M55         M60         M65         M70        M75
    Age*          F55        F60         F65         F70         F75        F80
M        F
50       55     $3.80       $3.94       $4.10       $4.28       $4.47      $4.66
55       60      3.94        4.11        4.30        4.51        4.73       4.96
60       65      4.10        4.30        4.52        4.77        5.05       5.33
65       70      4.28        4.51        4.77        5.08        5.42       5.77
70       75      4.47        4.73        5.05        5.42        5.85       6.30
75       80      4.66        4.96        5.33        5.77        6.30       6.88
80       85      4.86        5.19        5.61        6.13        6.77       7.51

* Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

Electing A Payment    To elect any option, we require that a written request,
Option                satisfactory to us, be received at our Home Office. The
                      Owner may elect an option during the Insured's lifetime.
                      If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

                      Options for any amount payable to an association, corporation, partnership or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E or F if the option payments are based on the life or lives of the Insured, the Insured's spouse, any child of the Insured, or any other person agreed to by us.




Effective Date And    The effective date of an option is the date the amount is
Payment Dates         applied under that option. For a death benefit, this is
                      the date that due proof of the Insured's death is received at our Home Office. For the cash surrender value, it is the effective date of surrender.

                      The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                      Example: Monthly payments of $100 are being made to your
                               son on the lst of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

960-1C-8800

Withdrawals And       If provided in the payment option election, all or part of
Changes               the unpaid balance under Options A or D may be withdrawn
                      or applied under any other option.

                      If the cash surrender value is applied under Option A or D, we may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option D during this period will be paid on the amount withdrawn.

Income Protection     To the extent permitted by law, each option payment and
                      any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Insured dies. This consent must be received at our Home Office.

                      Part 7. Notes On Our Computations

                      This Part covers some technical points about this policy.

Net Investment        For each division of the Separate Account, the Net
Factor                Investment Factor for any valuation period is the gross
                      investment rate for that period plus 1.00000000 and minus an asset charge. This asset charge will be not more than .00001094 for each day of a valuation period. The Net
                      Investment Factor may be greater or less than 1.00000000.

                      For each division of the Separate Account, the gross investment rate for any valuation period is equal to:

                           . The net earnings of that division during the
                             valuation period, divided by

                           . The value of the total assets of that division at
                             the beginning of the valuation period.

                      The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any Beneficiary and any assignee and any other person under this policy.

Accumulation Unit     The value of an accumulation unit in each division was set
Value                 at $1.00000000 on the first valuation date selected by us.
                      The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the valuation period which includes that date and the accumulation unit value on the preceding valuation date.

Adjustments Of Units  We have the right to split or consolidate the number of
And Values            accumulation units credited to the policy, with a
                      corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of this policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of              The Basis Of Computation is the mortality table and
Computation           interest rate we use to determine:

                           . The minimum cash surrender values;

                           . The maximum monthly mortality charges;

                           . The minimum annual interest earned on the fixed
                             account value of the policy; and

                           . The minimum payments under Payment Options C, E
                             and F.

960-1C-8800

                      The Basis Of Computation for the minimum cash surrender values, for the maximum monthly mortality charges and for the minimum interest earned on the fixed account value of the policy is shown on the Schedule Page. The mortality table specified on the Schedule Page applies to amounts in a standard underwriting classification. Appropriate modifications are made to this table for any amount which is not in a standard underwriting classification.

                      In computing the minimum payments under Payment Options C, E and F, we use mortality rates from the 1983 Table "a" with Projection G for 30 years and with female rates set back five years. The interest used is at an annual rate of 3%.

Method Of Computing   When required by the state where this policy was
Values                delivered, we filed a detailed statement of the method we
                      use to compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

960-1C-8800

WHERE TO FIND IT
                                                                       Page No.
    The Schedule Page.......................................................  1
    Table Of Maximum Monthly Mortality
       Charges..............................................................  2
    Table Of Minimum Face Amount
       Percentages..........................................................  3
    Table Of Surrender Charges..............................................  4
    Table Of Minimum Account Values After
       Withdrawal...........................................................  5
Part 1. - The Basics Of This Policy.........................................  6
    The Parties Involved - Owner, Insured,
          Beneficiary, Irrevocable Beneficiary..............................  6
    Dates - Policy Date, Policy Anniversary Date,
           Policy Year, Issue Date, Monthly
           Calculation Date, Valuation Date,
           Valuation Period, Register Date..................................  6
    Policy A Legal Contract.................................................  7
    Representations And Contestability......................................  7
    Misstatement Of Age Or Sex..............................................  7
    Meaning Of In Force.....................................................  7
    Home Office.............................................................  8
Part 2. - Premium Payments..................................................  8
    The First Premium.......................................................  8
    Planned Premiums........................................................  8
    Premium Flexibility And Premium Notices.................................  8
    Where To Pay Premiums...................................................  8
    Right To Refund Premiums................................................  8
Part 3. - Accounts, Values, and Charges.....................................  9
    Net Premium.............................................................  9
    Allocation Of Net Premiums..............................................  9
    The Separate Account....................................................  9
    Changes In The Separate Account.........................................  9
    Accumulation Units...................................................... 10
    Purchase Of Accumulation Units.......................................... 10
    Variable Account Value Of Policy........................................ 10
    The Guaranteed Principal Account........................................ 11
    Fixed Account Value Of Policy........................................... 11
    Interest On Fixed Account Value......................................... 11
    Account Value Of Policy................................................. 11
    Monthly Charges......................................................... 12
    Grace Period And Termination............................................ 13
Part 4. - Life Benefits..................................................... 13
  Policy Ownership.......................................................... 13
    Rights Of Owner......................................................... 13
    Assigning This Policy................................................... 13
    Changing The Owner Or Beneficiary....................................... 14
    Transfers Of Values..................................................... 14
    Limitations On Transfers................................................ 14
  This Policy's Share In Dividends.......................................... 14
    Policy Is Participating................................................. 14
    How Dividends May Be Used............................................... 14
    Cash.................................................................... 14
    Dividend Accumulations.................................................. 15
   Dividend After Death..................................................... 15
  Surrendering This Policy And Making
   Withdrawals.............................................................. 15
    Right To Surrender...................................................... 15
    Cash Surrender Value.................................................... 15
    Making Withdrawals...................................................... 15
    How We Pay.............................................................. 16
  Borrowing On This Policy.................................................. 16
    Right To Make Loans..................................................... 16
    Effect Of Loan.......................................................... 16
    Maximum Loan Available.................................................. 16
    Interest................................................................ 16
    Policy Debt Limit....................................................... 17
    Repayment Of Policy Debt................................................ 17
    Other Borrowing Rules................................................... 17
  Reinstating This Policy................................................... 17
    When Reinstatement Can Be Made.......................................... 17
    Requirements To Reinstate............................................... 17
  Right To Increase Selected Face Amount.................................... 17
    Increases In The Selected Face Amount................................... 17
    Limitations On Increases................................................ 18
    Evidence Of Increases................................................... 18
  Reports To Owner.......................................................... 18
    Annual Report........................................................... 18
    Illustrative Report..................................................... 18
Part 5. - The Death Benefit................................................. 18
    Death Benefit........................................................... 18
    Minimum Face Amount..................................................... 19
    When We Pay............................................................. 19
    Interest On Death Benefit............................................... 19
    Suicide Exclusion....................................................... 19
Part 6. - Payment Options................................................... 19
    Availability Of Options................................................. 19
    Minimum Amounts......................................................... 19
    Description Of Options.................................................. 20
    Electing A Payment Option............................................... 23
    Effective Date And Payment Dates........................................ 23
    Withdrawals And Changes................................................. 24
    Income Protection....................................................... 24
Part 7. - Notes On Our Computations......................................... 24
    Net Investment Factor................................................... 24
    Accumulation Unit Value................................................. 24
    Adjustments Of Units And Values......................................... 24
    Basis Of Computation.................................................... 24
    Method Of Computing Values.............................................. 25



Any Riders and Endorsements, and a Copy of The Application For The Policy, Follow Page 25.

960-1C-8800

      [LOGO OF MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY APPEARS HERE]


Flexible Premium
Variable Whole Life Insurance Policy

This Policy provides that:

Insurance is payable when the Insured dies.
Within specified limits, flexible premiums may be paid during the Insured's lifetime. Annual dividends may be paid.

960-1C-8800